Exhibit 10.3

COMMUNITY BANCORP. AND SUBSIDIARY
OFFICER INCENTIVE PLAN

1.  Purposes

The purpose of the Community Bancorp. and Subsidiary Officer Incentive Plan (the "Plan") is to attract, retain and motivate highly-qualified management employees by providing appropriate performance-based short-term incentive awards.

2.  Definitions

The following terms, as used herein, shall have the following meanings:

“Additional Bonus Pool” has the meaning set forth in Section 3.02.

“Bank” means the Company’s wholly-owned subsidiary, Community National Bank, a national banking association, or any successor financial institution.

"Board" means the Board of Directors of the Company.

"Bonus" means an annual incentive bonus award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to the applicable Calculation Period.

“Calculation Period” means (i), with respect to Participants who are Executive Officers, the twelve month period ending on September 30; and (ii) with respect to eligible Participants who are Other Participants, a calendar year.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" means the Compensation Committee of the Board.

"Company" means Community Bancorp., a corporation organized under the laws of the State of Vermont, or any successor corporation.

“ESSA” has the meaning set forth in Section 6.07.

“Executive Officer Bonus Pool” has the meaning set forth in Section 3.02.

“Executive Officers” and “Executive Officer Participants” mean those executive officers of the Company or the Bank who are designated from time to time by the Board or the Committee as Executive Officer Participants in this Plan.

“IDC” means IDC Financial Publishing, Inc., a banking industry performance ranking service.

“Other Participant Bonus Pool” has the meaning set forth in Section 3.02.

“Other Participants” means the officers of the Company or the Bank (other than Executive Officer Participants) and other salaried employees, who are designated from time to time by the Board or the Committee as Participants in this Plan.

"Participant" means, a management employee of the Company or the Bank who meets the eligibility requirements in Section 3.01 and who has been designated by the Board or the Committee to participate in the Plan with respect to any annual Calculation Period.

"Performance Goals" means the criteria and objectives established pursuant to Section 3, which must be met as a condition to payment of Bonuses under this Plan.

"Plan" has the meaning set forth in Section 1.

3.  Eligibility; Bonus Pools; Performance Goals

3.01.  Eligibility and Designation for Participation.  Except as the Board may otherwise determine, only executive officers, other officers and other salaried employees who have been employed by the Company or the Bank for at least 12 months on the last day of the applicable Calculation Period shall be eligible for participation in the Plan with respect to such Calculation Period. The eligible participants for each bonus pool shall be designated annually by the Board or the Committee.  Part-time employees who are otherwise eligible to participate in the Plan shall be eligible for a one-half Bonus payment from the Other Participant Bonus Pool and from the Additional Bonus Pool.

3.02.  Bonus Pools.  Subject to Section 6.03 and to attainment of specified performance criteria as contemplated in Sections 3.03 and 3.04, there shall be established each year a pool for payment of Bonuses to Executive Officers (“Executive Officer Bonus Pool”) and a pool for payment of Bonuses to Other Participants (“Other Participant Bonus Pool”).  In its discretion the Board, in consultation with the Committee, may establish an additional pool for payment of additional Bonuses to Other Participants (“Additional Bonus Pool”), subject to attainment of supplemental Performance Goals exceeding those established for payment of Bonuses from the Other Participant Bonus Pool.

3.03.  Minimum Performance Target.  The Board, in consultation with the Committee, shall establish annually a minimum performance target below which no Bonuses will be paid under this Plan. Such minimum performance target may be based on any factors the Board deems appropriate, including without limitation, attainment of a specified percentage return on assets or return on equity.

3.04.  Annual Performance Goals and Available Bonus Funds.  Unless otherwise determined by the Board, no later than 90 days after the commencement of a Calculation Period, the Board, in consultation with the Committee, shall establish Performance Goals and formulas for determining available funds for the payment of Bonuses with respect to such Calculation Period.  Separate Performance Goals and formulas shall be established for payment of bonuses under the Executive Officer Bonus Pool, the Other Participant Bonus Pool and the Additional Bonus Pool. Performance Goals and the formulas for determining available funds for payment of Bonuses may include such factors and be based on such financial measures, including, without limitation, audited or unaudited net income, as the Board deems appropriate.  Without limiting the generality of the foregoing, Performance Goals and the formula for determination of available funds for payment of Bonuses to Executive Officer Participants may include consideration of the Bank’s and/or the Company’s performance compared to that of peer institutions, as measured by an independent rating service such as IDC.

3.05.  Individual Incentives.  The Executive Officers are authorized to establish from time to time individual incentive compensation arrangements for designated officers, other than Executive Officers.  Any incentive compensation paid to a Participant pursuant to such an arrangement with respect to services rendered during a Calculation Period shall reduce such Participant’s allocation of any funds under the Other Participant Bonus Pool, but not under the Additional Bonus Pool.  The amount or formula for determining any such reduction shall be determined by the Executive Officers in their discretion.

3.06.  Allocation of Executive Officer Bonus Pool.  Unless otherwise determined by the Board, no later than 90 days after the commencement of a Calculation Period, the Board, in consultation with the Committee, shall establish for each Executive Officer Participant an individual allocation percentage for allocation of available Bonus funds (if any) under the Executive Bonus Pool for such Calculation Period.  Such allocations may be based on such factors as the Board deems appropriate, which may include, without limitation, the executive’s level of responsibilities and full-time or part-time employment status.

3.07.  Allocation of Other Participant Bonus Pool and Additional Bonus Pool.  Unless otherwise determined by the Board, no later than 90 days after the commencement of a Calculation Period, the Board, in consultation with the Committee and the President and Chief Executive Officer, shall establish the method for allocating available Bonus funds (if any) under the Other Participant Bonus Pool and the Additional Bonus Pool for such Calculation Period.  Participant allocations may be based on such individual or categorical criteria as the Board deems appropriate.  Participant allocations of the Other Participant Bonus Pool (but not allocations under the Additional Bonus Pool) shall take into account any incentive compensation paid to a Participant under any arrangement referred to in Section 3.05.

4.  Payment of Bonuses

4.01.  In General.  All Bonuses awarded under this Plan shall be paid in cash.  Except as otherwise determined by the Board in its discretion, a Participant’s right to payment of a Bonus under this Plan shall vest only upon expiration of the applicable Calculation Period and only if the Participant is employed by the Company or the Bank on the last day of such Calculation Period.  The Board or the Committee shall calculate the Bonus (if any) to be paid to each Participant with respect to a particular Calculation Period as soon as practicable following the end of such Calculation Period. Notwithstanding anything herein to the contrary, payment of a Bonus to a Participant with respect to services rendered during a Calculation Period shall be made only if and to the extent the Performance Goals for the applicable bonus pool for such Calculation Period have been attained.

4.02. Discretionary Adjustments.  Notwithstanding any other provision of this Plan, in determining whether Performance Goals have been achieved for any Participant or group of Participants, the Board may in its discretion exclude items it deems to be extraordinary, nonrecurring items, regardless of whether such items are excludable, or the manner in which such items are otherwise treated for financial reporting purposes, under generally accepted accounting principles (GAAP), as in effect in the United States from time to time.

4.03. Time of Payment. All payments in respect of Bonuses granted under this Plan shall be made no later than (i) in the case of Executive Officer Participants, two and one-half months after the end of the calendar year during which the applicable Calculation Period for such Bonuses expires; and (ii) in the case of Other Participants, two and one-half months after the end of the calendar year constituting the applicable Calculation Period for such Bonuses.

4.04. Form of Payment.  Payment of each Participant's Bonus for any Plan Year shall be made in cash, in a lump sum, less the appropriate withholding taxes as set forth in Section 6.02.

5.  Administration

5.01.  Board and Committee.  The Plan shall be administered by the Board, with the assistance of Committee.  The Board shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, (i) to grant Bonuses, (ii) to determine the persons to whom and the time or times at which Bonuses shall be granted, (iii) to determine the terms, conditions, restrictions and Performance Goals relating to any bonus pool or Bonus payment, (iv) to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles, (v) to construe and interpret the Plan, (vi) to prescribe, amend and rescind rules and regulations relating to the Plan, and (vii) to make all other determinations deemed necessary or advisable for the administration of the Plan. The Board may delegate to the Committee or the Executive Officers such administrative duties in connection with the Plan as it may deem advisable.

5.02.  Written Record; Decisions Final and Binding.  All participant designations, Performance Goals, bonus payment formulas, and bonus allocation determinations made or established by the Board or the Committee from time to time under this Plan shall be in writing.  All decisions, determinations and interpretations of the Board or the Committee acting under delegated authority, including, without limitation, decisions as to an employee's selection as a Participant, whether individual or corporate Performance Goals have been attained and the amount of Bonus to which any Participant is entitled, shall be final and binding on all persons, including the Company, the Bank, the Participant (or any person claiming any rights under the Plan from or through any Participants) and any shareholder.

5.03.  Limitation of Liability.  No member of the Board or the Committee, nor any Executive Officer exercising delegated authority under the Plan, shall be liable for any action taken or determination made in good faith with respect to the Plan or any Bonus granted hereunder.

6.  General Provisions

6.01.  No right to Continued Employment.  Nothing in this Plan or in any Bonus granted hereunder shall (i) confer upon any Participant the right to continue in the employ of the Company or the Bank or any entitlement to any remuneration or benefits not determined in accordance with this Plan, or (ii) interfere with or limit in any way the right of the Company or the Bank to terminate a Participant's employment.

6.02.  Withholding Taxes.  The Company or the Bank employing any Participant shall deduct from all payments and distributions under this Plan any taxes required to be withheld by federal, state or local or other governmental authority.

6.03. Amendment and Termination of the Plan.  In its discretion, the Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part.  Additionally, the Committee or the Board may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations, including any amendment to preserve an exemption from Code Section 409A for short-term deferrals.

6.04.  Discretionary Plan; Participant Rights.  This Plan is a discretionary plan, which may be administered and interpreted in such manner as the Board deems appropriate.  No Participant shall have any claim to be granted any Bonus under the Plan other than with respect to any completed Calculation Period for which applicable Performance Goals have been attained, and there shall be no obligation for uniformity of treatment among Participants.

6.05. Unfunded Status of Bonuses.  The Plan is intended to constitute an unfunded plan for incentive compensation and no funds or other assets shall be segregated for any Bonus payments hereunder.  With respect to any vested Bonus payment which at any time has not yet been made to a Participant, nothing contained in this Plan shall confer on such Participant any rights that are greater than those of a general creditor of the Company.

6.06.  Administration and Interpretation of Plan.  This Plan shall be administered and interpreted in a manner consistent with applicable law and with preserving the exemption from Code Section 409A applicable to short-term deferrals.

6.07.  Compliance with EESA.  If applicable to the Company, this Plan and all payments made hereunder shall be made in compliance with Section 111 of the federal Economic Emergency Stabilization Act of 2008 (“EESA”).  Notwithstanding anything in this Plan to the contrary, any Bonus payment owing to a Participant who is a Senior Executive Officer (as defined in EESA) shall be reduced or otherwise modified to the extent necessary to comply with Section 111 of EESA (if applicable).

6.08.  Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Vermont.